Exhibit 99.1

China Shenghuo Announces Its Intent Not to File Form 15 At This Time and Continue to be a Reporting Company Until Such Time As It Is Allowed to Suspend Its Reporting Obligations

KUNMING, China, May 7, 2012 -- China Shenghuo Pharmaceutical Holdings, Inc. (NYSE Amex LLC: KUN) (“China Shenghuo” or the “Company”), today announced its intent not to file Form 15 at this time and continue to be a reporting company until such time as it is allowed to suspend its reporting obligations.

In a Press Release dated April 20, 2012, the Company announced its intention to file a Form 15, which would, upon such filing, suspend the Company's obligations to file certain reports with the U.S. Securities & Exchange Commission (the “SEC”), including reports on Form 10-K, 10-Q,and 8-K. It was anticipated that such Form 15 would be filed on or about May 10, 2012, upon the effectiveness of the Form 25 - Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed in connection with the Company's voluntary delisting of its common stock from trading on NYSE Amex.

In discussions between the Company's legal counsel and the SEC, the SEC has taken the position that the exemption that the Company had sought to rely upon under Section 15(d) of the Exchange Act to suspend its reporting obligations is unavailable to it at this time. As such, the Company at this time will not file a Form 15, and it will continue to be a reporting company under Section 15(d) of the Exchange Act until such time as it is allowed to suspend its reporting obligations, which the Company expects to be no later than the first quarter of 2013. The Company therefore is preparing its quarterly report on Form 10-Q for the three months ended March 31, 2012, and expects to file it as soon as practicable.

About China Shenghuo

Founded in 1995, China Shenghuo is primarily engaged in the research, development, manufacture, and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which is currently being listed in the 2010 Provincial Insurance Catalogue of sixteen provinces around China. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Singapore, Japan, Malaysia, and Thailand and to European countries such as the United Kingdom, Tajikistan, Russia and Kyrgyzstan.

With the substantial completion of Shenghuo Plaza at the end of 2010, China Shenghuo entered into a new business - the hotel and hospitality business. Two floors of Shenghuo Plaza are designed to be utilized as 12 Ways Chinese Herbal Beauty Demonstration Center. The balance of Shenghuo Plaza is used as a business hotel - Zhonghuang Hotel, restaurant and banquet facilities and an entertainment venue.

China Shenghuo is also expanding into the businesses of wellness tourism. For more information, please visit http://www.shenghuo.com.cn.

Safe Harbor Statement

This press release may contain certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, uncertainties regarding the eligibility for and timing of the Company’s planned deregistration under the Exchange Act, including any relief that the SEC might grant to the Company pursuant to a “no-action” letter with respect to the SEC deregistration requirements should the Company seek such relief; risks of litigation and governmental or other regulatory proceedings arising out of or related to any of the matters described in recent press releases, including arising out of the restatement of the Company's financial statements; the Company's ability to refinance or repay loans received; the Company's uncertain business condition; risks related to the lower liquidity, trading volume and price resulting from the voluntary delisting of the Company’s stock and the anticipated deregistration under the Exchange Act; risks arising from potential weaknesses or deficiencies in the Company's internal controls over financial reporting; the Company's reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company's business, including possible contract cancellation; the Company's ability to develop and market new products; the Company's ability to establish and maintain a strong brand; the Company's continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company's intellectual property rights; market acceptance of the Company's products; changes in the laws of the People's Republic of China that affect the Company's operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company's operations; general economic conditions; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

China Shenghuo Pharmaceutical Holdings, Inc.

Ms. Shujuan Wang

Secretary of Board of Directors

+86-871-7282698